Execution Copy

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 30th day of November, 2017, by and between STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and State Street Global Advisors Trust Company, a Massachusetts limited purpose trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (the “Trustee”).

WHEREAS, the SPDR® Dow Jones Industrial AverageSM ETF Trust (the “Trust”), a New York business trust company, is authorized to issue shares of beneficial interest (“Shares”);

WHEREAS, the Trust will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus of the Trust (the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently ALPS Distributors, Inc. (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, the Trustee furnishes certain services to the Trust; and

WHEREAS, the Trustee desires to appoint Transfer Agent to act as the Trust’s transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Subject to the terms and conditions set forth in this Agreement, the Trustee hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust, subject to the control, supervision, authorization and direction of the Trustee.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trustee, on behalf of the Trust, and the Transfer Agent, the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the Trust on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)	receive and process orders for the purchase of Creation Units from the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust as identified by the Trustee (the “Custodian”);

(iii)	generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);

(iv)	receive and process redemption requests and redemption directions from the Distributor or the Trust and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust;

(vii)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust;

(viii)	record the issuance of Shares and maintain a record of the total number of Shares which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)

maintain and manage, as agent for the Trust, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of

Information Classification: Limited Access

Creation Unit purchases and redemptions and the payment of a Portfolio’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(x)	process any request from an Authorized Participant to change its account registration; and

(xi)	except as otherwise instructed by the Trustee, the Transfer Agent shall process all transactions in accordance with the procedures mutually agreed upon by the Trustee and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of the Trust or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trustee any known exceptions to the foregoing.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)	DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to the Trust’s banks for the settlement of transactions between the Portfolio and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4	Authorized Persons. The Trustee hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by the Trustee and as may be amended from time to time, in receiving instructions to issue or redeem Creation Units. The Trustee, on behalf of the Trust, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by the Trust (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Trust’s then-effective Prospectus, and the Trustee or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

Information Classification: Limited Access

1.5	Anti-Money Laundering and Client Screening. With respect to the Trust’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trustee or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trustee shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Trustee shall be solely responsible for the Trust’s “blue sky” compliance and state registration requirements.

1.7	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trustee, the Trust, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trustee to notify the Transfer Agent of the obligations imposed on the Trustee, the Trust, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

Information Classification: Limited Access

2. FEES	AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule.

2.2	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trustee that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trustee in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE

The Trustee represents and warrants to the Transfer Agent that:

4.1	It is a Massachusetts trust company, duly organized, existing and in good standing under the laws of its state of formation.

4.2	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

4.4	With respect to the Trust, the Transfer Agent is not responsible for ensuring that:

(i)	The Trust is a unit investment trust duly organized, existing and in good standing under the laws of the state of its formation.

(ii)	The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a unit investment trust.

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(iii)	A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.5	Where information provided by the Trustee or a Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trustee represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trustee acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by the Trustee and be without liability to the Trust or the Trustee for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

4.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1	The Trustee acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trustee or Trust by the Transfer Agent as part of the Trustee’s or Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the confidential information of the Trustee or the Trust. The Trustee agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trustee agrees for itself and its officers and trustees and their agents, to:

(i)	use such programs and databases solely on the Trustee’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trustee and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

Information Classification: Limited Access

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trustee’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Trustee or such agents to have access only to those authorized transactions agreed upon by the Trustee and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If the Trustee notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trustee agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4

If the transactions available to the Trustee include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be

Information Classification: Limited Access

entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	RESERVED

7.	STANDARD OF CARE / LIMITATION OF LIABILITY

7.1	The Transfer Agent shall act in good faith and exercise the reasonable level of skill, care and diligence expected of a professional provider of transfer agency services in carrying out its duties and obligations under this Agreement (the “Standard of Care”), provided, however, that the Transfer Agent shall not be in breach of any obligation under this Agreement and shall have no liability to the Trustee or the Trust for any direct losses, damages, liabilities, claims, costs or out-of-pocket expenses (including reasonable attorneys’ fees) (“Losses”) except to the extent that such breach or Losses are caused by or result from the Transfer Agent’s (or its agents’) breach of the Standard of Care, intentional breach, fraud or willful misconduct in the discharge of its duties under this Agreement.

7.2	In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2018 and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis.

7.3	Subject to the last sentence of this paragraph, and notwithstanding any other provision of this Agreement to the contrary, in no event shall the Trustee, Trust or

Information Classification: Limited Access

the Transfer Agent be liable for any special, incidental, indirect, punitive, consequential, exemplary or enhanced damages of any kind or nature whatsoever (including loss of profit, goodwill, reputation, business opportunity or anticipated savings) arising under the Agreement or under law or otherwise in connection with or in any way related to this Agreement or the subject matter hereof (including the provision of the services, the performance, non-performance or breach of any obligation or duty owed by a party) whether or not such party (including each party’s relevant affiliates) has been advised of, or otherwise might or should have anticipated, the possibility or likelihood of such damages. The limitations of liability set forth in this Section 7.3 shall apply regardless of the form or type of action in which a claim is brought or under which it is made, whether in contract, tort (including negligence of any kind), warranty, strict liability, indemnity or any other legal or equitable grounds, or even if the same were foreseeable, and shall survive failure of an exclusive remedy. The foregoing limitations shall not apply with respect to any damages or claims arising out of or relating to the intentional breach, fraud or willful misconduct of any party hereto or where such limitation is otherwise prohibited by applicable law.

7.4	Notwithstanding the foregoing, the Trustee and the Transfer Agent acknowledge and agree that the following categories of damages are deemed direct Losses for purposes of this Agreement, to the extent resulting from a breach by the Transfer Agent of the Standard of Care: (i) regulatory fines (excluding any fines related to a failure by the Trustee to oversee or supervise); (ii) damages awarded to a third party by a court of competent jurisdiction pursuant to a final judgment (not subject to further appeal); (iii) settlements (subject to the consent of the Transfer Agent, not to be unreasonably conditioned, delayed or withheld); (iv) the cost of notice mailings and credit reports relating to data breaches; and (v) remediation of lost data.

8.	INDEMNIFICATION

8.1	Indemnification by the Trust. Subject to Sections 7.3 and 7.4 and any other exculpatory provisions or liability limitations set forth in this Agreement, the Trustee agrees to indemnify and hold harmless the Transfer Agent from and against any Losses incurred or sustained by the Transfer Agent in connection with the performance of its duties under this Agreement, except, in each case, to the extent such Losses result from the Transfer Agent’s (or its agents’) breach of the Standard of Care, intentional breach, fraud or willful misconduct in the discharge of its duties under this Agreement. If the Trustee instructs the Transfer Agent to take any action with respect to securities or other financial assets, and the action involves the payment of money or may, in the good faith opinion of the Transfer Agent, result in the Transfer Agent or its nominee assigned to the Trustee being liable therefor, the Trustee, as a prerequisite to the Transfer Agent taking the action, shall provide to the Transfer Agent at the Transfer Agent’s reasonable request such further indemnification in an amount to be mutually agreed upon between the Trustee and Transfer Agent if and when necessary. The indemnification obligations of this section shall survive termination of this Agreement.

Information Classification: Limited Access

At any time the Transfer Agent may apply to any officer of the Trustee for instructions, and may consult with legal counsel (which may be Trust counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trustee for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trustee, on behalf of the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trustee.

8.2	Indemnification by the Transfer Agent. Subject to Sections 7.3 and 7.4 and any other exculpatory provisions or liability limitations set forth in this Agreement, the Transfer Agent agrees to indemnify and hold harmless the Trustee from and against any Losses incurred or sustained by the Trustee as a result of a claim brought by a third party (a “Claim”), in each case, to the extent such Losses result from the Transfer Agent’s (or its agents’) breach of the Standard of Care, intentional breach, fraud or willful misconduct in the discharge of its duties under this Agreement. The indemnification obligations of this section shall survive termination of this Agreement.

8.3	Duty to Mitigate. Each of the Trustee and the Transfer Agent shall use reasonable efforts to mitigate any Losses in respect of which it claims or may be entitled to claim indemnification under this Agreement.

9.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

9.1	Delivery of Documents. The Trustee shall promptly furnish to the Transfer Agent the following:

(i)	A copy of the resolution of the Senior Representatives of State Street Global Advisors Trust Company, as Trustee of the Trust, authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

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(ii)	A copy of the Amended and Restated Standard Terms and Condition of Trust of the Trust and all amendments thereto.

9.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trustee, on behalf of the Trust, on and in accordance with its request. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Trustee or Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trustee or Trust by state or federal regulatory agencies, to produce the records of the Trustee or Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trustee agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production.

10.	CONFIDENTIALITY AND USE OF DATA

10.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is

Information Classification: Limited Access

disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.2	(i) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 10.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trustee and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(ii)    Subject to paragraph (iii) below, the Transfer Agent and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trustee and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trustee otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Transfer Agent and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust. The Trustee agrees that the Transfer Agent and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Transfer Agent’s compensation for services under this Agreement or such other agreement, and the Transfer Agent and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Trust.

(iii)    Except as expressly contemplated by this Agreement, nothing in this Section 10.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this section 10.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

Information Classification: Limited Access

10.3	The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

11.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending November 30, 2027 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust, the Trustee shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) the Trustee’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust (or its respective successor), the Trustee shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Trust) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Trust’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Trust and distribution of the Trust’s assets as a result of the Trustee’s determination in its reasonable business judgment that the Trust is no longer viable, (b) a merger of the Trust into, or the consolidation of the Trust with, another entity, or (c) the sale by the Trust of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Trust (or its respective successor) on substantially the same terms as this Agreement.

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12.	RESERVED

13.	ASSIGNMENT

13.1	Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party, except that the Transfer Agent may assign this Agreement to a successor of all or a substantial portion of its business or to its affiliate, without the consent of the Trustee.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent, the Trustee and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent, the Trustee and the Trust. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trustee. Other than as provided in Section 14, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Trustee, subcontract for the performance hereof with a transfer agent which is duly registered pursuant to Section 17A(c)(2) of the 1934 Act, including, but not limited to another affiliated or unaffiliated third party duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act; provided, however, that the Transfer Agent shall remain liable to the Trust for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

15.	MISCELLANEOUS

15.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

15.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflicts of law rules thereof.

15.3	Force Majeure. The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Information Classification: Limited Access

15.4	Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders and employees, directors and/or officers of the Trustee that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

15.9	Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Information Classification: Limited Access

15.10	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

15.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.12	Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02111

Attention: Senior Vice President and Senior Managing Counsel

(b)	If to the Trustee, to:

STATE STREET GLOBAL ADVISORS TRUST COMPANY

One Lincoln Street

Boston, MA 02111

Attn: President

Information Classification: Limited Access

With a copy to:

STATE STREET GLOBAL ADVISORS TRUST COMPANY

Legal Department

One Lincoln Street

Boston, MA 02111

15.13	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trustee may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

15.14	Delegation. The Transfer Agent shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Trustee. The Transfer Agent shall be responsible for the acts and omissions of any such Delegate so employed as if the Transfer Agent had committed such acts and omissions itself. The Transfer Agent shall be responsible for the compensation of its Delegates.

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Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:
	Name:	Andrew Erickson
	Title:	Executive Vice President

STATE STREET GLOBAL ADVISORS TRUST COMPANY

By:
	Name:	James E. Ross
	Title:	Senior Representative

Information Classification: Limited Access